UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2006
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation)	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois (Address of principal executive offices)	60045 (Zip Code)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On March 13, 2006, Paul J. Liska notified Wintrust Financial Corporation (the “Company”) of his decision to resign from the Company’s Board of Directors (the “Board”) effective immediately. To fill the vacancy resulting from Mr. Liska’s resignation, the Board, on March 13, 2006, elected, upon the recommendation of the Nominating and Corporate Governance Committee, Allan E. Bulley, Jr. to the Board effective immediately. Mr. Bulley is currently a director of North Shore Community Bank, one of the Company’s subsidiaries. Mr. Bulley is the Chairman and Chief Executive Officer of Bulley & Andrews, which through its subsidiary, Bulley & Andrews LLC, is one of Chicago’s oldest and largest general contracting firms. Mr. Bulley is the Vice Chairman and a trustee of the Museum of Science and Industry where he chairs the Buildings and Grounds Committee. Mr. Bulley also serves as a Trustee of the Shedd Aquarium and serves on the Building Committee of both the Shedd Aquarium and the Art Institute of Chicago.
Mr. Bulley will stand for re-election at the Company’s 2006 annual meeting of shareholders. The Board has not yet determined the committees of the Board to which Mr. Bulley will be named. There are no arrangements or understandings under which Mr. Bulley was appointed to the Board. Additionally, there are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Bulley has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
Item 8.01. Other Events.
The information provided in Item 5.02 is incorporated by reference herein.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: March 16, 2006